Exhibit 14.1

CITADEL SECURITY SOFTWARE INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

In my role at Citadel Security Software Inc. (the “Company”) as chief executive officer, a senior finance professional, or in such other position to which the Company has applied this code, I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity and use due care and diligence in performing my responsibilities to the Company.

2. I avoid situations that represent actual or apparent conflicts of interest with my responsibilities to the Company, and I disclose promptly to the Board of Directors and/or the Company’s counsel any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict.

3. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements.

4. I comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities.

5. I respect and safeguard the confidentiality of information acquired in the course of my work except when I am authorized or legally obligated to disclose such information. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to the performance of my duties.

7. I proactively promote ethical behavior as a responsible partner among peers in my work environment.

8. I achieve responsible use of and control over all assets and resources entrusted to me.

9. I work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents.

10. I promptly report violations of this code to the Board of Directors and/or the Company’s counsel.

11. I recognize that the Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditors.

12. I understand that I am accountable for compliance with this code by myself and all those under my supervision to whom the code applies, and that deviations from this code may result in disciplinary action against me by the Company, including termination.

(Signature)